                                                                    Exhibit 10.1

                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT, effective as of February 1, 1997 (EFFECTIVE DATE) between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL"), Ergo Science Corporation, a Delaware corporation ("ERGO"), AND ERGO RESEARCH CORPORATION ("LICENSEE"), A DELAWARE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF ERGO, BOTH HAVING A PLACE OF BUSINESS AT 33 THIRD AVENUE, CHARLESTOWN, MA 02129.

                                   WITNESSETH

     WHEREAS, under research programs funded by the GENERAL, Louisiana State University ("LSU"), and ERGO, the GENERAL through research conducted by Dr. Anthony Cincotta, LSU, through research conducted by Drs. Albert Meier and John Wilson, and Ergo have developed inventions pertaining to the administration of muscarinic receptor antagonists, certain enzyme inhibitors, a method of regulating immune function, and methods of treating neoplastic disease;

     WHEREAS, on behalf of the inventors, GENERAL , LSU, and ERGO have filed the U.S. Patent Applications set forth on Schedule I attached hereto (the "LICENSED PATENTS") covering said inventions and Drs. Meier's and Wilson's rights, title and interest in said applications have been assigned to LSU or LICENSEE, certain of Dr. Cincotta's rights, title and interest in said applications have been assigned to GENERAL, and certain of the rights of Drs. Cincotta and Wilson have been assigned to LICENSEE;

     WHEREAS, GENERAL represents to the best of its knowledge and belief that it has the right and ability to grant the license hereinafter described by virtue of Dr. Cincotta's assignment of certain of his rights, title and interest in the LICENSED PATENTS;

     WHEREAS, as a center for research and education, GENERAL is interested in licensing its interests in the LICENSED PATENTS and thus benefiting the public and the GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop and distribute any such product; and

     WHEREAS, COMPANY having such capacity, desires to commercially develop one or more of such products; and

     WHEREAS, LSU has granted LICENSEE an exclusive worldwide license in and to its interests in the licensed patents.

     NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

                                1.   DEFINITIONS
                                ----------------

     1.1 The term "ACCOUNTING PERIOD" shall mean each six month period ending June 30 and December 31.

     1.2 The term "AFFILIATE" shall mean any corporation or other legal entity in whatever country organized, controlling, controlled by or under common control with LICENSEE or ERGO. The term "control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term "AFFILIATE" with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL as of the EFFECTIVE DATE hereof, as shown in Schedule II attached hereto.

     1.3 The term "FIRST COMMERCIAL SALE" shall mean in each country the first commercial sale of any PRODUCT by LICENSEE , its AFFILIATES or SUBLICENSES, (a) following approval, when such approval is necessary, of the marketing of such product by the appropriate governmental agency for the country in which the sale is to be made, or (b) when such government approval is not required in a country, the first sale of such product in that country.

     1.4 The term "LICENSED PATENTS" shall mean the patent applications listed on Schedule I attached hereto and the non-U.S. equivalents of such applications, including any utility patent application based on any provisional application included in LICENSED PATENTS, and any division, continuation or any Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. LICENSED PATENTS shall also include those claims in any continuation-in-part of the aforementioned patent applications owned, controlled, or available for license from the GENERAL, which claims an invention described or claimed in said patent application.

     1.5 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by LICENSEE or by an AFFILIATE to make, have made, use or sell any PRODUCT.

     1.6 The term "NET SALES PRICE" shall mean the GROSS SALES PRICE as defined in (b) below, of any PRODUCT less, to the extent appropriately documented:

     (a) (i) credits and allowances for price adjustment, rejection, or return of PRODUCTS previously sold;

          (ii) trade, quantity, or cash discounts or rebates, broker's or agent's commissions;

          (iii) amounts for transportation, insurance, handling or shipping charges to purchasers;

          (iv) taxes, duties and other governmental charges (including rebates such as Medicaid, Veterans Administration or state rebates) levied on or measured by the sale of PRODUCTS, whether absorbed by LICENSEE or paid by the purchaser so long as LICENSEE's price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and

          (v) if applicable, for any sale in which the United States government's non-exclusive license to any LICENSED PATENT pursuant to 35 USC Sec. 200 et. seq. requires that the GROSS SALES PRICE of any PRODUCT be reduced by the amount of such royalty owed GENERAL pursuant to paragraph 3.1, the amount of such royalty.

     (b) For any bona fide sale to a bona fide customer by LICENSEE or any of its AFFILIATES or SUBLICENSEES ("SELLERS"), the GROSS SALES PRICE shall be the gross sales price as defined by industry standards.

     (c) If LICENSEE or any of its AFFILIATES or SUBLICENSEES sell any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the GROSS SALES PRICE of the combination by the fraction A over A + B, in which "A" is the GROSS SALES PRICE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and "B" is the GROSS SALES PRICE of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT or active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the GROSS SALES PRICE of such combination by the fraction C over C + D, in which "C" is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of LICENSEE (or if LICENSEE does not manufacture PRODUCT, the standard accounting practices of the entity or entities which so manufacture) which will be in accord with GENERALLY ACCEPTED ACCOUNTING PRACTICES.

     (d) If a SELLER commercially uses or otherwise commercially disposes of any PRODUCT by itself (as opposed to a commercial use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE shall be the price which would be then payable in an arm's length transaction. If a SELLER commercially uses or otherwise commercially disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE of the PRODUCT shall be determined in accordance with paragraph (c) above, using as the GROSS SALES PRICE of the combination that price which would be then payable in an arm's length transaction. Reasonable quantities of PRODUCT used for sampling, promotional allowances, and destruction of PRODUCT that has expired or otherwise become unsaleable shall not be considered to be a "commercial sale" or "commercial disposition".

     (e) Transfer of a PRODUCT within LICENSEE or between LICENSEE and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the GROSS SALES PRICE shall be based on sale of the PRODUCT by the transferee.

     1.7 The term "PRODUCT" shall mean any article, device, composition, method or service, the importation, manufacture, use, offer for sale or sale of which, absent the licenses granted herein, would infringe an ENFORCEABLE CLAIM of any LICENSED PATENT

     1.8 The term "ENFORCEABLE CLAIM" shall mean any claim of any LICENSED PATENT that has not been (i) finally rejected or (ii) declared invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.


                                  2.   LICENSE
                                  ------------

     2.1  GENERAL hereby grants LICENSEE:

          (a) an exclusive, worldwide, royalty-bearing license to all of its interests in, to, and under LICENSED PATENTS to import, make, have made, use, have used, offer for sale and sell PRODUCTS;

          (b) to the extent an exclusive license is not available to LICENSEE in a particular country because of government action in that country a non-exclusive, royalty bearing license to all of GENERAL'S interests in, to, and under the LICENSED PATENTS to import, make, use, offer for sale and sell PRODUCTS;

          (c) the right to grant sublicenses under the LICENSED PATENTS exclusively licensed to LICENSEE.

     To the extent applicable on account of actual federal funding determined to be involved in the inventions licensed hereunder pursuant to 35 USC Section 200 et. seq., licenses to such inventions granted pursuant to this paragraph 2.1 are subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research.

     To the extent applicable, licenses to such inventions granted pursuant to this paragraph 2.1 are subject to contractual obligations to other sponsors of research at GENERAL, and in the event of any such obligations with respect to any given invention, GENERAL shall grant LICENSEE the most exclusive license available to said invention. GENERAL represents that, to the best of its knowledge, it has no obligations to other sponsors of research at GENERAL with respect to any LICENSED PATENT hereunder.

     The above licenses to sell PRODUCTS include the right to grant to the purchaser of products from LICENSEE, its AFFILIATES, and SUBLICENSEES the right to use or have used such purchased PRODUCTS in a method coming within the scope of LICENSED PATENTS.

     2.2 The granting of any license hereunder is subject to GENERAL's and GENERAL's AFFILIATES' right to make and to use the subject matter described and claimed in LICENSED solely for their own research and educational purposes.

     2.3 It is understood that nothing herein shall be construed to grant LICENSEE a license, express or implied, under any patent owned solely or jointly by General other than the LICENSED PATENTS expressly licensed hereunder.


                        3.    DUE DILIGENCE OBLIGATIONS
                        -------------------------------

     3.1  *

     3.2  *

         4.   FILING, PROSECUTION AND MAINTENANCE OF LICENSED PATENTS
          -------------------------------------------------------------

     4.1 LICENSEE shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in LICENSED PATENTS , and for payment of all reasonable costs ("Costs") incurred for the preparation, filing, prosecution and maintenance of all LICENSED PATENTS .

     4.2 With respect to any LICENSED PATENT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such LICENSED PATENT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to GENERAL as follows. Documents received from any patent office or counsel's analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by the other party. If as a result of the review of any such document, LICENSEE shall elect not to pay or continue to pay the Costs for such LICENSED PATENT, LICENSEE shall so notify GENERAL within thirty (30) days of LICENSEE's receipt of such document and LICENSEE shall thereafter be relieved of the obligation to pay any additional Costs regarding such LICENSED PATENT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a LICENSED PATENT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms, and GENERAL shall have the right, subject to any rights of LSU, to assume responsibility for prosecution of any
such U.S. or foreign patent application or patent   at its own expense.


*   Confidential information omitted and filed separately with the Commission.

                                 5.   ROYALTIES
                                 --------------

     5.1  *

     5.2  *

     5.3  *

     5.4  *

     5.5  *

     5.6  *

     5.7  *

                            6.  REPORTS AND PAYMENTS
                            ------------------------

     6.1 LICENSEE shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection at reasonable times by GENERAL or a designee of GENERAL reasonably acceptable to LICENSEE, upon five days written notice, at GENERAL's expense for the purpose of verifying royalty statements or compliance with this Agreement.

     6.2 In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the ninety (90) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the average of the daily rates of exchange published in the Wall Street Journal within the applicable ACCOUNTING PERIOD.

     6.3 With each semiannual payment, LICENSEE shall deliver to GENERAL a full and accurate accounting to include at least the following information:

          (a) Quantity of each PRODUCT sold or leased (by country) by LICENSEE, and its AFFILIATES or SUBLICENSEES;

          (b) Total billings for each PRODUCT (by country);

          (c) Quantities of each PRODUCT used by LICENSEE and its AFFILIATES or SUBLICENSEES;


*    Confidential information omitted and filed separately with the Commission.

          (d) Names and addresses of all SUBLICENSEES of LICENSEE; and

          (e) Total royalties payable to GENERAL.


                               7.   INFRINGEMENT
                               -----------------

     7.1 GENERAL will protect its interests in LICENSED PATENTS from infringement and prosecute infringement when, in its judgment, such action may be reasonably necessary, proper and justified. LICENSEE (or its SUBLICENSEE) shall also have the right to bring and litigate in its own name (or jointly in the names of LICENSEE and the GENERAL, if required by law) such suits for infringement of LICENSED PATENTS as LICENSEE or its SUBLICENSEE sees fit in its discretion.

     7.2 If GENERAL shall have supplied LICENSEE with written evidence demonstrating to LICENSEE's reasonable satisfaction prima facie infringement of a claim of a LICENSED PATENT by a third party, GENERAL may by notice request LICENSEE to take steps to protect the LICENSED PATENT. LICENSEE shall notify GENERAL within three (3) months of the receipt of such notice whether LICENSEE intends to prosecute the alleged infringement. If LICENSEE notifies GENERAL that it intends to so prosecute, LICENSEE shall, within three (3) months of its notice to GENERAL either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer. In the event LICENSEE notifies GENERAL that LICENSEE does not intend to prosecute said infringement or fails to initiate legal proceedings within said three month period, GENERAL may, upon notice to LICENSEE, initiate legal proceedings against the infringer at GENERAL's expense and in LICENSEE's name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld. COMPANY shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings, so long as such order does not result from any malfeasance by GENERAL.

     7.3  *

     7.4 For the purpose of the proceedings referred to in this Article 7, the GENERAL and LICENSEE shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said reasonable expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 7.3.

     7.5  *


*    Confidential information omitted and filed separately with the Commission.

                              8.   INDEMNIFICATION
                              --------------------

     8.1 (a) LICENSEE and its AFFILIATES shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

     (b) LICENSEE'S indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

     (c) LICENSEE agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     (d) This paragraph 8.1 shall survive expiration or termination of this Agreement.

     8.2 (a) At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a licensee, affiliate or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for licensee's indemnification under paragraph 8.1 of this agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the general and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of LICENSEE'S liability with respect to its indemnification under paragraph 8.1 of this Agreement.

     (b) LICENSEE shall provide GENERAL with written evidence of such insurance upon request of GENERAL. LICENSEE shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to terminate this agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

     (c) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a LICENSEE, affiliate or agent of LICENSEE and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

     (d) this paragraph 8.2 shall survive expiration or termination of this Agreement.

     8.3 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

                                9.   TERMINATION
                                ----------------

     9.1 (a) Unless otherwise terminated as provided for in this Agreement, the license to LICENSED PATENTS granted hereunder will continue on a country by country basis:

          (i) for one (1) year after the date LICENSEE, its AFFILIATES, or SUBLICENSEES shall last sell any PRODUCT, provided such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party, or

          (ii) until the last to expire of any LICENSED PATENT, the claims of which but for this agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country, whichever shall first occur.

          (b) Notwithstanding anything else herein to the contrary, LICENSEE and ERGO may terminate this agreement at any time on 30 days written notice to GENERAL.

     9.2 If either party shall fail to faithfully perform any of its obligations under this agreement except the due diligence milestones specified in Section 3 herein, the nondefaulting party may give written notice of the default to the defaulting party specifying the nature of the default. unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon sixty (60) days prior written notice, provided that only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of a provision hereunder that is material. thereafter notice of default of said provision that is material shall constitute termination.

     9.3 In the event that any license granted to LICENSEE under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

     (i) the SUBLICENSEE is not then in breach of its sublicense agreement;

     (ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this license agreement, as modified by the provisions of this paragraph 9.3;

     (iii) the SUBLICENSEE, at GENERAL'S written request, assumes in a signed writing the same obligations to GENERAL as those assumed by LICENSEE under articles 8 and 10 hereof;

     (iv) GENERAL shall have the right to receive the greater of (a) any payments payable to LICENSEE under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE'S right under such sublicense to use and exploit PATENT RIGHTS or (b) the lowest royalty which is within the "Competitive" range as hereinafter defined, at the time GENERAL'S license to LICENSEE is terminated. A royalty rate shall be regarded as "Competitive" if it is within the range of royalty rates that GENERAL would charge in an arms length transaction with a LICENSEE which was not and had not been a sponsor of research at GENERAL, taking into account the value of the licensed technology at the time GENERAL'S license to LICENSEE is terminated;

     (v) the SUBLICENSEE agrees to be bound by the due diligence obligations of LICENSEE pursuant to paragraph 3.1 hereof (whether set by the parties or by arbitration) in the field and territory of the sublicense;

     (vi) GENERAL has the right to terminate such sublicense upon thirty (30) days prior written notice to LICENSEE and such SUBLICENSEE in the event of any material breach of the obligation to make the payments described in clause (iv) of this paragraph 9.3, unless such breach is cured prior to the expiration of such thirty (30) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE'S failure to meet its due diligence obligations pursuant to clause (v) hereof;

     (vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of LICENSEE to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS that are granted under such sublicense agreement consistent with the terms of this AGREEMENT.

     9.4 Upon termination of any license granted hereunder LICENSEE shall pay GENERAL all royalties due or accrued on (i) the sale of PRODUCT up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of PRODUCT manufactured prior to the termination date.

                              10.   MISCELLANEOUS
                              -------------------

     10.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

     10.2 In order to facilitate implementation of this agreement, GENERAL and LICENSEE are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

          (a) with respect to all royalty payments, any correspondence pertaining to any LICENSED PATENT, or any notice of the use of GENERAL'S name, for GENERAL, the Director, Office of Technology Affairs, and for LICENSEE and ERGO, the President of each such entity.

          (b) any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the
Agreement: for GENERAL, the Director, Office of Technology Affairs, and for LICENSEE and ERGO the President of each such entity.

          (c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs; and for LICENSEE and ERGO, the President of each such entity.

     10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

     10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     10.5 Any delays in or failures of performance by either party under this agreement shall not be considered a breach of this agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

     10.6 Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. Notwithstanding the foregoing, GENERAL hereby consents to LICENSEE'S use of the following statement in connection with any disclosure or filing by LICENSEE pursuant to the rules and regulations of the Securities and Exchange Commission or in any press release required by the same:

     "ErgoScience Corporation has entered into an exclusive license agreement with The General Hospital Corporation, doing business as Massachusetts General Hospital, for certain patents and patent applications pertaining to the regulation of immune function"

In addition, LICENSEE shall be permitted to disclose the name of GENERAL to the extent required by federal, state or local law or regulation, including without limitation federal and state securities laws.

     10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     10.8 This Agreement shall not be assignable by GENERAL without LICENSEE'S written consent except for the right to receive royalties payable herein. LICENSEE may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by LICENSEE only with the consent in writing of GENERAL.

     10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any LICENSED PATENT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, "ADR Provider") and shall schedule a date with such ADR Provider to engage in adr. Thereafter, the representatives of the parties shall engage in good faith in an adr process under the auspices of the selected ADR Provider. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and LICENSEE hereby irrevocably consent and submit. Notwithstanding the foregoing, nothing in this Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

     10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

     10.11 GENERAL represents that, to the best of the knowledge of its Office of Technology Affairs, it does not own or control any issued patent not licensed to COMPANY hereunder, the claims of which would necessarily and unavoidably be infringed by the practice of COMPANY'S rights under paragraph 2.1.

     THE PARTIES have duly executed this Agreement as of the date first shown above written.



LICENSEE


By:  /s/  David R. Burt
    ---------------------

Name:  David R. Burt
     --------------------

Title:  Vice President
       ------------------


ERGO SCIENCE CORPORATION



By: /s/ Ronald H. Abrahams
   ------------------------

Name: Ronald H. Abrahams
     ----------------------

Title:  President and CEO
      ---------------------



THE GENERAL HOSPITAL CORPORATION



By:  /s/ Nikki J. Zapol
    -------------------

Name:  Nikki J. Zapol
     ------------------

Title: Managing Director - Office of Technology Affairs
       ------------------------------------------------

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

                               SCHEDULE I AND II
                                       TO
                               LICENSE AGREEMENT


Confidential information omitted and filed separately with the Commission.




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